Exhibit 99.1

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May 15, 2019

PG&E Responds to Camp Fire Announcement from CAL FIRE

SAN FRANCISCO, Calif.—Pacific Gas and Electric Company (PG&E) today issued the following statement in response to the release of information by the California Department of Forestry and Fire Protection (CAL FIRE) regarding the November 2018 Camp Fire:

CAL FIRE announced today that it has determined that PG&E electrical transmission lines near Pulga were a cause of the Camp Fire. PG&E accepts this determination.

Our hearts go out to those who have lost so much, and we remain focused on supporting them through the recovery and rebuilding process. We also want to thank the brave first responders who worked tirelessly to save lives, contain the Camp Fire and protect citizens and communities.

While we have not been able to review CAL FIRE’s report, its determination that PG&E transmission lines near the Pulga area ignited the Camp Fire on the morning of November 8, 2018, is consistent with the company’s previous statements. We have not been able to form a conclusion as to whether a second fire ignited as a result of vegetation contact with PG&E electrical distribution lines, as CAL FIRE also determined. PG&E is fully cooperating with all ongoing investigations concerning the Camp Fire.

We remain committed to working together with state agencies and local communities to make our customers and California safer. We are actively working toward this commitment through our comprehensive Community Wildfire Safety Program, which includes:

●	Real-time monitoring and intelligence

●	Enhanced vegetation management practices

●	Re-inspections of our critical electric infrastructure in high fire-threat areas

●	Building a more resilient electric system

●	Proactively shutting down power based on extreme conditions

About PG&E

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric energy companies in the United States. Based in San Francisco, with more than 20,000 employees, the company delivers some of the nation’s cleanest energy to nearly 16 million people in Northern and Central California. For more information, visit www.pge.com/ and pge.com/news.

Cautionary Statement Concerning Forward-Looking Statements

This news release includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and Pacific Gas and Electric Company. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include the factors disclosed in PG&E Corporation and Pacific Gas and Electric Company’s annual report on Form 10-K for the year ended December 31, 2018, their most recent quarterly report on Form 10-Q for the quarter ended March 31, 2019, and their subsequent reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to, those associated with PG&E Corporation’s and Pacific Gas and Electric Company’s Chapter 11 cases. PG&E Corporation and Pacific Gas and Electric Company undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

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